Exhibit 10.1

EXECUTIVE EMPLOYMENT AGREEMENT

This Executive Employment Agreement (the “Agreement”) is made and entered into as of November 2, 2026 (the “Effective Date”), by and between Greg Smith (the “Executive”) and Algorhythm Holdings, Inc., a Delaware corporation (the “Company”), and sets forth the terms and conditions with respect to the Executive’s employment with the Company during the Term (as defined below).

WHEREAS, the Board of Directors of the Company has determined to appoint the Executive as the Chief Executive Officer of the Company as of the Effective Date; and

WHEREAS, the Company desires to employ the Executive as its Chief Executive Officer, and the Executive desires to accept such employment, on the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the mutual covenants, promises, and obligations set forth herein, the parties agree as follows:

1. Term. The Executive’s term of employment under this Agreement (such term of employment, as it may be extended or terminated, is herein referred to as the “Employment Term”) shall be for a term commencing on the Effective Date and, unless terminated earlier as provided in Section 5 hereof, ending on the second anniversary of the Effective Date (the “Original Employment Term”); provided that, on such second anniversary of the Effective Date and each annual anniversary thereafter (such date and each annual anniversary thereof, a “Renewal Date”), the Agreement shall be deemed to be automatically extended, upon the same terms and conditions, for successive periods of one year, unless either party provides written notice of its intention not to extend the term of the Agreement at least ninety 90 days’ prior to the applicable Renewal Date. The period during which the Executive is employed by the Company hereunder is hereinafter referred to as the “Employment Term.”

2. Position and Duties.

2.1 Position. During the Employment Term, the Executive shall serve as the Chief Executive Officer of the Company, reporting to the Board. In this capacity the Executive shall have such duties, authorities and responsibilities commensurate with the duties, authorities and responsibilities of persons in similar capacities in similarly sized companies and such other duties and responsibilities as the Board of Directors of the Company (the “Board”) shall designate that are consistent with the Executive’s position as Chief Executive Officer. The Executive shall also serve as the Chairman of the Board during the Employment Term.

2.2 Duties. During the Employment Term, the Executive shall devote substantially all of the Executive’s business time (excluding periods of vacation and other approved leaves of absence) to the performance of the Executive’s duties hereunder and will not engage in any other business, profession, or occupation for compensation or otherwise which would conflict or interfere with the performance of such services either directly or indirectly without the prior written consent of the Board. Notwithstanding the foregoing, the Executive will be permitted to (a) with the prior written consent of the Board act or serve as a director, trustee, committee member, or principal of any type of business, civic, or charitable organization as long as such activities are disclosed in writing to the Company’s Board of Directors, and (b) purchase or own less than five percent (5%) of the publicly traded securities of any corporation; provided that, such ownership represents a passive investment and that the Executive is not a controlling person of, or a member of a group that controls, such corporation; and provided further that, the activities described in clauses (a) and (b) do not interfere with the performance of the Executive’s duties and responsibilities to the Company as provided hereunder, including, but not limited to, the obligations set forth in Section 12 hereof. Notwithstanding anything herein to the contrary, for the sake of clarity, the Executive’s ownership interests in, and the positions the Executive holds with, Azure Energy, LLC and its affiliates, in each case as disclosed in writing to the Board, and the performance by Executive of his duties and responsibilities thereunder have been expressly approved by the Board and shall not constitute a breach of any provision of this Agreement.

3. Place of Performance. The principal place of Executive’s employment shall be the Company’s principal executive office located at 2459 Wilkinson Blvd, Suite 120-C, Charlotte, North Carolina 28208; provided that, the Executive may be required to travel from time to time on Company business during the Employment Term. The Executive may work remotely from Executive’s primary residence so long as doing so does not interfere with the Executive’s responsibilities under this Agreement; provided that, subject to any health or safety concerns related to the COVID-19 pandemic or other similar extraordinary circumstances, the Executive shall be required to spend on average two (2) days per week in the office.

4. Compensation.

4.1 Base Salary. The Company shall pay the Executive an annual base salary of $375,000.00. The annual base salary shall be paid in periodic installments in accordance with the Company’s customary payroll practices and applicable wage payment laws, but no less frequently than monthly. The Executive’s base salary shall increase to $480,000.00 on the later of the dates set forth on Schedule A attached hereto. The Executive’s base salary shall be reviewed at least annually by the Board (or a committee thereof) and the Board may, but shall not be required to, increase the base salary during the Employment Term. However, the Executive’s base salary may not be decreased during the Employment Term without the Executive’s written consent. The Executive’s annual base salary, as in effect from time to time, is hereinafter referred to as “Base Salary”.

4.2 Annual Bonus. For each fiscal year of the Employment Term, the Executive shall be eligible to receive an annual bonus (the “Annual Bonus”) of up to fifty percent (50%) of the Base Salary. Of this amount, fifty percent (50%) of the Annual Bonus will be earned in full by the Executive if the Executive is continuously employed by the Company for the entirety of the applicable fiscal year. The remaining fifty percent (50%) of the Annual Bonus will be subject to the satisfaction of the following performance objectives (the “Performance Bonus”):

(a) Two-thirds (2/3) of the Performance Bonus will be earned in full by the Executive if the Executive successfully raises sufficient capital, whether through the issuance of debt or equity, to ensure the viability of the Company for the entirety of the applicable fiscal year; and

(b) The remaining one-third (1/3) of the Performance Bonus will be earned in full by the Executive if the Company generates at least $10 million of revenue during the fiscal year ended December 31, 2026 and, in the following fiscal years, if the Company generates that amount of revenue as shall be determined annually by the Board.

Any earned Annual Bonus will be paid within the period necessary for compliance with Section 409A (“Section 409A” of the Internal Revenue Code of 1986, as amended (the “Code”). Except as otherwise provided in Section 5 hereof, the Executive must be employed by the Company on the last day of the applicable fiscal year in order to be eligible to earn any part of the Annual Bonus.

4.3 Change in Control Bonus. If, and each time, a Change of Control (as defined below) occurs during the Employment Term, the Executive shall be entitled to receive a lump sum payment equal to the product of (x) the sum of the Executive’s Base Salary and the maximum Annual Bonus that could be earned by the Executive, in each case as in effect for the fiscal year in which the Change in Control occurs, multiplied by (y) the greater of (i) the number of years, including any fractional year, then remaining in the Employment Term as of the date on which the Change in Control occurs and (ii) two (2), which shall be paid to the Executive immediately after the Change in Control occurs.

4.4 Equity Awards.

(a) General. During the Employment Term, the Executive shall be eligible to participate in the Company’s 2022 Equity Incentive Plan (the “2022 Equity Incentive Plan”) or any successor plan, subject to the terms of the 2022 Equity Incentive Plan or successor plan, as determined by the Board (or a committee thereof) in its discretion. As used in this Agreement, “Common Stock” means the Company’s common stock, par value $0.01 per share.

(b) Registration Rights. In the event that the shares of Common Stock underlying the Initial Equity Award or any Annual Equity Award (each as defined below) have not been registered for sale by the Executive under the Registration Statement on Form S-8, File Number 333-268106, filed by the Company with the Securities and Exchange Commission (the “SEC”) on November 1, 2022 (the “Registration Statement”), the Company agrees that, on or prior to the first anniversary of the Effective Date, it will amend the Registration Statement and take such other action as may be necessary to register such shares of Common Stock for sale by the Executive under the Registration Statement or file an additional registration statement on Form S-8 or other form of registration statement with the SEC and take such other action as may be necessary to register such shares of Common Stock for sale by the Executive.

(c) Equity Award. Within 10 days of the date that the Company has sufficient shares of Common Stock available for issuance under the 2022 Equity Incentive Plan, the Company shall grant to the Executive on the Effective Date an award (the “Initial Equity Award”) of 2,119,542 restricted shares of Common Stock (the “Restricted Shares”). Of this number, 1,059,771 Restricted Shares shall not be subject to any contractual restrictions and shall be fully vested on the date of grant. The remaining 1,059,771 Restricted Shares shall be represented by a restricted stock award agreement substantially in the form attached hereto as Exhibit A. The Company shall satisfy applicable tax withholding obligations by withholding shares otherwise deliverable under the Initial Equity Award having a value equal to such obligations, unless the Executive elects to satisfy them in cash. The Executive acknowledges that the Executive may make an election under Section 83(b) of the Code with respect to the unvested portion of the Initial Equity Award within thirty (30) days following the date of grant, and that any such election is the Executive’s sole responsibility.

(d) Annual Equity Incentive Award. Not later than one hundred eighty (180) days following the Effective Date, and thereafter not later than ninety (90) days following the commencement of each fiscal year during the Employment Term, the Compensation Committee of the Board shall establish the Executive’s annual equity incentive award (each, an “Annual Equity Award”). The Compensation Committee shall determine each Annual Equity Award in reliance on the written determination of an independent, nationally recognized executive compensation consultant selected by the Board and retained at the Company’s expense, which consultant shall assess the Executive’s total direct compensation against a peer group of similarly situated companies approved by the Compensation Committee. The grant date value of each Annual Equity Award shall be the greater of (i) two (2) times the Base Salary in effect on the date of determination and (ii) the value determined by such consultant. The form of each Annual Equity Award, including whether it is granted as stock options, restricted stock, restricted stock units, performance shares or a combination thereof, and the vesting schedule applicable thereto, shall be determined by the Compensation Committee; provided that no Annual Equity Award shall be subject to a vesting period longer than four (4) years. Each Annual Equity Award shall be granted under the 2022 Equity Incentive Plan to the extent shares are then available for issuance thereunder, and to the extent shares are not then available, shall be subject to the staged grant, best efforts and cash settlement provisions set forth in the immediately following paragraph. If the Compensation Committee has not established an Annual Equity Award within the period specified above, the Executive shall be entitled to an Annual Equity Award with a grant date value equal to two (2) times the Base Salary then in effect.

(e) Availability of Shares. The grant of any Annual Equity Award is subject to the availability of shares for issuance under the 2022 Equity Incentive Plan. To the extent shares are available for issuance on the date an Annual Equity Award is to be granted, that portion of the Annual Equity Award shall be granted on that date. The balance of the Annual Equity Award shall be granted on the fifth business day following stockholder approval of an increase in the number of shares available for issuance under the 2022 Equity Incentive Plan sufficient to permit such grant, and the Company shall use its best efforts to obtain such approval at its next annual or special meeting of stockholders. Vesting of the entire Annual Equity Award shall be measured from the date the Annual Equity Award was to be granted as though it had been granted in full on that date. If such stockholder approval has not been obtained within twelve (12) months following that date, the Company shall pay to the Executive, in cash, an amount equal to the value of the ungranted portion of the Annual Equity Award as of the last day of such twelve (12) month period, such payment to be made within thirty (30) days thereafter.

(f) Conflict of Terms. In the event of a conflict between the terms of this Agreement and the Initial Equity Award, any Annual Equity Award, the 2022 Equity Incentive Plan, or any award or grant notice issued in connection therewith (each, an “Award Notice”), the terms of this Agreement shall control and supersede the conflicting terms of any such award, the 2022 Equity Incentive Plan, and any Award Notice.

4.5 Perquisites. During the Employment Term, the Company shall provide to the Executive all employee and executive perquisites which other senior executives of the Company are generally entitled to receive, in accordance with Company policy set by the Board from time to time.

4.6 Benefit Plans. During the Employment Term, the Executive shall be entitled to participate in all employee and executive benefit plans of the Company, as in effect from time to time (collectively, “Employee Benefit Plans”) including, but not limited to, equity, pension, thrift, profit sharing, 401(k), medical coverage, education, or other retirement or welfare benefits that the Company has adopted or may adopt, maintain or contribute to for the benefit of its executives at a level commensurate with the Executive’s position subject to satisfying the applicable eligibility requirements. Such benefits, in the aggregate, shall be no less favorable than is provided to other similarly situated executives of the Company. The Company reserves the right to amend or terminate any Employee Benefit Plans at any time in its sole discretion, subject to the terms of such Employee Benefit Plan and applicable law.

4.7 Vacation; Paid Time Off. During the Employment Term, the Executive shall be entitled to the prescribed number of weeks of paid vacation days per calendar year (prorated for partial years) in accordance with the Company’s vacation policies, as in effect from time to time. The Executive shall receive other paid time off in accordance with the Company’s policies for executive officers as such policies may exist from time to time.

4.8 Business Expenses. The Executive shall be entitled to reimbursement for all reasonable and necessary out-of-pocket business, entertainment, and travel expenses incurred by the Executive in connection with the performance of the Executive’s duties hereunder in accordance with the Company’s expense reimbursement policies and procedures.

4.9 Indemnification.

(a) The Company will enter into a standard form of officer and director indemnification agreement with the Executive, in the form of which is approved by the Board.

(b) The Company will use commercially reasonable efforts to maintain third party directors and officers indemnification insurance for the Executive on the same terms and conditions as apply to the members of the Board and similarly situated executive officers.

4.10 Clawback Provisions. Notwithstanding any other provisions in this Agreement to the contrary, any incentive-based or other compensation paid to the Executive under this Agreement or any other agreement or arrangement with the Company which is subject to recovery under any law, government regulation, or stock exchange listing requirement will be subject to such deductions and clawback as may be required to be made pursuant to such law, government regulation, or stock exchange listing requirement (or any policy adopted by the Company pursuant to any such law, government regulation or stock exchange listing requirement).

5. Termination of Employment. The Employment Term and the Executive’s employment hereunder may be terminated by either the Company or the Executive at any time and for any reason; provided that, unless otherwise provided in this Agreement, either party shall be required to give the other party at least thirty (30) days advance written notice of any termination of the Executive’s employment. On termination of the Executive’s employment during the Employment Term, the Executive shall be entitled to the compensation and benefits described in this 55 and shall have no further rights to any compensation or any other benefits from the Company or any of its affiliates.

5.1 Expiration of the Term, For Cause, or Without Good Reason.

(a) The Executive’s employment hereunder may be terminated upon the Executive’s election not to renew the Agreement in accordance with 11 hereof, by the Company for Cause, or by the Executive without Good Reason. If the Executive’s employment is terminated upon the Executive’s election not to renew the Agreement, by the Company for Cause, or by the Executive without Good Reason, the Executive shall be entitled to receive:

(i) any accrued but unpaid Base Salary and accrued but unused vacation which shall be paid within one (1) week following the Termination Date (as defined below) in accordance with the Company’s customary payroll procedures;

(ii) any earned but unpaid Annual Bonus with respect to any completed fiscal year immediately preceding the Termination Date, which shall be paid on the otherwise applicable payment date except to the extent payment is otherwise deferred pursuant to any applicable deferred compensation arrangement;

(iii) any other accrued but unpaid compensation or consideration owed to the Executive;

(iv) reimbursement for unreimbursed business expenses properly incurred by the Executive, which shall be subject to and paid in accordance with the Company’s expense reimbursement policy; and

(v) such employee benefits (including equity compensation), if any, to which the Executive may be entitled under the Company’s employee benefit plans and equity incentive plans as of the Termination Date; provided that, in no event shall the Executive be entitled to any payments in the nature of severance or termination payments except as specifically provided herein.

Items 5.1(a)(i) through 5.1(a)(v) are referred to herein collectively as the “Accrued Amounts”. The treatment of any outstanding equity awards shall be determined in accordance with the terms of the 2022 Equity Incentive Plan and the applicable award agreements and notices.

(b) For purposes of this Agreement, “Cause” shall mean:

(i) the Executive’s willful failure, without substantial justification, to perform Executive’s duties (other than any such failure resulting from incapacity due to physical or mental illness);

(ii) the Executive’s willful failure to comply with any valid and legal directive of such officer or director as may be designated by the Board;

(iii) the Executive’s willful engagement in illegal conduct which is, in each case, materially injurious to the Company or its affiliates;

(iv) the Executive’s conviction of embezzlement, misappropriation, or fraud, whether or not related to the Executive’s employment with the Company;

(v) the Executive’s conviction of or plea of guilty to a crime that constitutes a felony (or state law equivalent) or a crime that constitutes a misdemeanor involving moral turpitude, if such felony or other crime is work-related, materially impairs the Executive’s ability to perform services for the Company, or results in material reputational or financial harm to the Company or its affiliates;

(vi) the Executive’s material violation of the Company’s written policies or codes of conduct, including written policies related to discrimination, harassment, performance of illegal or unethical activities, and unethical misconduct:

(vii) the Executive’s willful unauthorized disclosure of Confidential Information (as defined below); or

(viii) the Executive’s material breach of any material obligation under this Agreement or any other written agreement between the Executive and the Company.

For purposes of this provision, no act on the part of the Executive shall be considered “willful” unless it is done, or omitted to be done by the Executive in bad faith. Any act, however, based on authority given pursuant to a resolution duly adopted by the Board or on the advice of counsel for the Company shall be conclusively presumed to be done, or omitted to be done, by the Executive in good faith and in the best interests of the Company.

Termination of the Executive’s employment shall not be deemed to be for Cause unless and until the Company delivers to the Executive a copy of a resolution duly adopted by the affirmative vote of not less than two-thirds (2/3) of the Board (after thirty (30) days prior written notice is provided to the Executive and the Executive is given an opportunity, together with counsel, to be heard before the Board), finding that the Executive has engaged in the conduct described in any of (i)-(viii) above, and that the Executive’s employment should accordingly be terminated for Cause.

(c) For purposes of this Agreement, the Executive may not be subject to any of the following events without Executive’s written consent. For the purposes of this Agreement, it shall be deemed a “Good Reason” for the Executive to terminate employment in the event that the Company subjects the Executive to any of the following occurrences:

(i) a material reduction in the Executive’s Base Salary;

(ii) a relocation of the Executive’s principal place of employment by more than fifty (50) miles;

(iii) any material breach by the Company of any material provision of this Agreement or any material provision of any other agreement between the Executive and the Company;

(iv) the Company’s failure to obtain an agreement from any successor to the Company to assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform if no succession had taken place, except where such assumption occurs by operation of law;

(v) a material, adverse change in the Executive’s title, authority, duties, or responsibilities (other than temporarily while the Executive is physically or mentally incapacitated or as required by applicable law) taking into account the Company’s size, status as a public company, and capitalization as of the date of this Agreement; or

(vi) a material adverse change in the reporting structure applicable to the Executive.

The Executive cannot terminate employment for Good Reason unless the Executive has provided written notice to the Company of the existence of the circumstances providing grounds for termination for Good Reason within fifteen (15) days of the initial existence of such grounds and the Company has had at least fifteen (15) days from the date on which such notice is provided to cure such circumstances. If the Executive does not terminate employment for Good Reason within thirty (30) days after the first occurrence of the applicable grounds, then the Executive will be deemed to have waived the right to terminate for Good Reason with respect to such grounds.

5.2 Non-Renewal by the Company, Without Cause, or for Good Reason. The Employment Term and the Executive’s employment hereunder may be terminated by the Executive for Good Reason or by the Company without Cause or on account of the Company’s election to not renew the Agreement in accordance with 11 hereof. In the event of such termination, the Executive shall be entitled to receive the Accrued Amounts and subject to the Executive’s compliance with Section 6, Section 7, Section 8 and Section 9 of this Agreement and the Executive’s execution of a release of claims in favor of the Company, its affiliates and their respective officers and directors in a form provided by the Company (the “Release”) which becomes effective within twenty-one (21) days following the Termination Date (such twenty-one (21) -day period, the “Release Execution Period”), the Executive shall be entitled to receive the Accrued Amounts and the following severance benefits:

(a) a lump sum payment equal to two (2) times the sum of the Executive’s Base Salary and target Annual Bonus (assuming the maximum Annual Bonus would have been earned) for the year in which the Termination Date occurs, which, unless otherwise provided in this Agreement, shall be paid immediately after the expiration of the Release Execution Period;

(b) If the Executive timely and properly elects health continuation coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”), the Company shall maintain for Executive the same health insurance policies that it had in place on the Termination Date for the duration of the time that Executive utilizes COBRA and shall reimburse the Executive for the monthly COBRA premium paid by the Executive for the Executive and the Executive’s spouse and dependents. Such reimbursement shall be paid to the Executive on the fifth day of the month immediately following the month in which the Executive timely remits the premium payment. The Executive shall be eligible to receive such reimbursement until the earliest of: (i) the eighteen-month anniversary of the Termination Date; (ii) the date the Executive is no longer eligible to receive COBRA continuation coverage; and (iii) the date on which the Executive obtains substantially similar coverage from another employer or other source (which, for the sake of clarity, the Executive has no obligation whatsoever to obtain). Notwithstanding the foregoing, if the Company making payments under this 8(b) would violate the nondiscrimination rules applicable to non-grandfathered plans under the Affordable Care Act (the “ACA”), or result in the imposition of penalties under the ACA and the related regulations and guidance promulgated thereunder), the parties agree to reform this 8(b) in a manner as is necessary to comply with the ACA.

(c) The treatment of any outstanding equity awards shall be determined in accordance with the terms of the 2022 Equity Incentive Plan and the applicable award agreements and notices.

(d) Notwithstanding the foregoing, all outstanding equity-based compensation awards, including the Initial Equity Award and any Annual Equity Award, shall remain outstanding and shall vest in full immediately on the Termination Date.

5.3 Death or Disability.

(a) The Executive’s employment hereunder shall terminate automatically on the Executive’s death during the Employment Term, and the Company may terminate the Executive’s employment on account of the Executive’s Disability.

(b) If the Executive’s employment is terminated during the Employment Term on account of the Executive’s death or Disability, the Executive (or the Executive’s estate and/or beneficiaries, as the case may be) shall be entitled to receive the following:

(i) the Accrued Amounts; and

(ii) a lump sum payment equal to the Annual Bonus that the Executive would have earned for the fiscal year in which the Termination Date occurs (assuming the maximum Annual Bonus would have been earned), which shall be payable on the date that annual bonuses are paid to the Company’s similarly situated executives, but in no event later than two-and-a-half (2 1/2) months following the end of the fiscal year in which the Termination Date occurs.

Notwithstanding any other provision contained herein, all payments made in connection with the Executive’s Disability shall be provided in a manner which is consistent with federal and state law.

(c) For purposes of this Agreement, “Disability” shall mean a condition that entitles the Executive to receive long-term disability benefits under the Company’s long-term disability plan, or if there is no such plan, the Executive’s inability, due to physical or mental incapacity, to perform the essential functions of the Executive’s job, with or without reasonable accommodation, for one hundred eighty (180) days out of any three hundred sixty-five (365) day period or one hundred twenty (120) consecutive days. Any question as to the existence of the Executive’s Disability as to which the Executive and the Company cannot agree shall be determined in writing by a qualified independent physician mutually acceptable to the Executive and the Company. If the Executive and the Company cannot agree as to a qualified independent physician, each shall appoint such a physician and those two physicians shall select a third who shall make such determination in writing. The determination of Disability made in writing to the Company and the Executive shall be final and conclusive for all purposes of this Agreement.

5.4 Change in Control Termination.

(a) Notwithstanding any other provision contained herein, if the Executive’s employment hereunder is terminated by the Executive for Good Reason, by the Company on account of the Company’s election to not renew the Agreement in accordance with 11 hereof or by the Company without Cause (other than on account of the Executive’s death or Disability), in each case within twelve (12) months following a Change in Control, the Executive shall be entitled to receive the Accrued Amounts and the compensation described in Section 5.2 hereof, and, subject to the Executive’s compliance with Section 6, Section 7, Section 8 and Section 9 of this Agreement, the Executive shall be entitled to receive a lump sum payment equal to the sum of the Executive’s Base Salary and Annual Bonus (assuming the maximum Annual Bonus would have been earned) for the year in which the Termination Date occurs (or if greater, the year immediately preceding the year in which the Change in Control occurs), which shall be paid immediately following the termination of the Executive’s employment. For the sake of clarity, the compensation payable to the Executive under this Section 5.4 is in addition to, and not in substitution for or as an alternative to, the compensation payable to the Executive under Section 5.2 hereof. Accordingly, in the event that Executive’s employment hereunder is terminated by the Executive for Good Reason, by the Company on account of its election to not renew the Agreement in accordance with 11 hereof or by the Company without Cause, in each case within twelve (12) months following a Change in Control, the Executive will be entitled to receive the compensation described in Section 5.2 hereof and will also receive the compensation described in this Section 5.4.

(b) If the Executive timely and properly elects health plan continuation coverage under COBRA, the Company shall reimburse the Executive for the monthly COBRA premium paid by the Executive for the Executive and the Executive’s spouse and dependents. Such reimbursement shall be paid to the Executive on the fifth day of the month immediately following the month in which the Executive timely remits the premium payment. The Executive shall be eligible to receive such reimbursement until the earliest of: (i) the eighteen-month anniversary of the Termination Date; (ii) the date the Executive is no longer eligible to receive COBRA continuation coverage; and (iii) the date on which the Executive obtains substantially similar coverage from another employer or other source (which, for the sake of clarity, the Executive has no obligation whatsoever to obtain). Notwithstanding the foregoing, if the Company’s payments under this 10(b) would violate the nondiscrimination rules applicable to non-grandfathered, insured group plans under the ACA, or result in the imposition of penalties under the ACA, the parties agree to reform this 10(b) in a manner as is necessary to comply with the ACA.

(c) Notwithstanding the terms of the 2022 Equity Incentive Plan or any applicable award agreements or notices, as applicable, all outstanding equity-based compensation awards, including the Initial Equity Award and any Annual Equity Award, shall remain outstanding and shall vest in full immediately prior to the consummation of the Change in Control.

(d) For purposes of this Agreement, “Change in Control” shall mean the occurrence of any of the following after the Effective Date:

(i) any person or group of persons, excluding for this purpose, (A) the Company or any subsidiary of the Company, or (B) any employee benefit plan of the Company or any subsidiary of the Company, or any person or entity organized, appointed or established by the Company for or pursuant to the terms of any such plan which acquires beneficial ownership of voting securities of the Company, through a single transaction or a series of transactions, is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing more than thirty percent (30%) or more of the of the combined voting power of the Company’s then outstanding securities; provided, however, that no Change in Control will be deemed to have occurred as a result of a change in ownership percentage resulting solely from an acquisition of securities by the Company;

(ii) a majority of the individuals who, as of the date hereof, constitute the Board are replaced during any twelve-month period for any reason; or

(iii) consummation of a reorganization, merger or consolidation of the Company or sale or other disposition of all or substantially all of the assets of the Company through a single transaction or a series of transactions (a “Business Combination”), in each case, unless, following such Business Combination, all or substantially all of the individuals and entities who were the beneficial owners of outstanding voting securities of the Company immediately prior to such Business Combination beneficially own, directly or indirectly, more than fifty percent (50%) of the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors of the company after such Business Combination (including, without limitation, an entity which, as a result of such transaction, owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership immediately prior to such Business Combination; or

(iv) approval by the stockholders of the Company of a complete liquidation or dissolution of the Company.

For the purposes of this Section 5.4, “group” includes, but is not limited to, persons that own an entity that enters into a merger, consolidation, purchase or acquisition of stock, or similar business transaction with the Company. Notwithstanding anything in the Agreement to the contrary, a “Change of Control” will not be deemed to include any transaction described in this Section 5.4 involving Azure Energy, LLC, a Delaware limited liability company, Azure Engineering, LLC, a Delaware limited liability company, or Azure S.R.L., a Costa Rican Company, or any affiliate of any of the foregoing.

5.5 Notice of Termination. Any termination of the Executive’s employment hereunder by the Company or by the Executive during the Employment Term (other than termination pursuant to 9(a) hereof on account of the Executive’s death) shall be communicated by written notice of termination (“Notice of Termination”) to the other party hereto in accordance with 2524 hereof. The Notice of Termination shall specify:

(a) The termination provision of this Agreement relied upon;

(b) To the extent applicable, the facts and circumstances claimed to provide a basis for termination of the Executive’s employment under the provision so indicated; and

(c) The applicable Termination Date.

5.6 Termination Date. The Executive’s “Termination Date” shall be:

(a) If the Executive’s employment hereunder terminates on account of the Executive’s death, the date of the Executive’s death;

(b) If the Executive’s employment hereunder is terminated on account of the Executive’s Disability, the date that it is determined that the Executive has a Disability;

(c) If the Company terminates the Executive’s employment hereunder for Cause, the date the Notice of Termination is delivered to the Executive;

(d) If the Company terminates the Executive’s employment hereunder without Cause, the date specified in the Notice of Termination, which shall be no less than thirty (30) days following the date on which the Notice of Termination is delivered to the Executive; provided that, the Company shall have the option to provide the Executive with a lump sum payment equal to thirty (30) days’ Base Salary in lieu of such notice, which shall be paid in a lump sum on the Executive’s Termination Date and for all purposes of this Agreement, the Executive’s Termination Date shall be the date on which such Notice of Termination is delivered to the Executive;

(e) If the Executive terminates the Executive’s employment hereunder with or without Good Reason, the date specified in the Executive’s Notice of Termination, which shall be no less than five (5) days following the date on which the Notice of Termination is delivered to the Company; provided that, the Company may waive all or any part of the five (5) day notice period for no consideration by giving written notice to the Executive and for all purposes of this Agreement, the Executive’s Termination Date shall be the date determined by the Company; and

(f) If the Executive’s employment hereunder terminates because either party provides notice of non-renewal pursuant to 11 hereof, the Renewal Date immediately following the date on which the applicable party delivers notice of non-renewal.

Notwithstanding anything contained herein, the Termination Date shall not occur until the date on which the Executive incurs a “separation from service” within the meaning of Section 409A.

5.7 Resignation of All Other Positions. On termination of the Executive’s employment hereunder for any reason, the Executive agrees to resign, effective on the Termination Date, or shall be deemed to have resigned, from all positions that the Executive holds as an officer or member of the Board (or a committee thereof) of the Company or any of its affiliates.

6. Cooperation. The parties agree that certain matters in which the Executive will be involved during the Employment Term may necessitate the Executive’s cooperation in the future. Accordingly, following the termination of the Executive’s employment for any reason, to the extent reasonably requested by the Board, the Executive shall cooperate with the Company in connection with matters arising out of the Executive’s service to the Company; provided that, the Company shall make reasonable efforts to minimize disruption of the Executive’s other activities. The Company shall reimburse the Executive for reasonable expenses incurred in connection with such cooperation and, to the extent that the Executive is required to spend substantial time on such matters, the Company shall compensate the Executive at an hourly rate based on the Executive’s Base Salary on the Termination Date.

7. Confidential Information. The Executive understands and acknowledges that during the Employment Term, the Executive will have access to and learn about Confidential Information, as defined below.

7.1 Confidential Information Defined.

(a) Definition.

(i) For purposes of this Agreement, “Confidential Information” includes, but is not limited to, all information not generally known to the public, in spoken, printed, electronic or any other form or medium, relating directly or indirectly to: business processes, practices, methods, policies, plans, publications, documents, research, operations, services, strategies, techniques, agreements, contracts, terms of agreements, transactions, potential transactions, negotiations, pending negotiations, know-how, trade secrets, computer programs, computer software, applications, operating systems, software design, web design, work-in-process, databases, device configurations, embedded data, compilations, metadata, technologies, manuals, records, articles, systems, material, sources of material, supplier information, vendor information, financial information, results, accounting information, accounting records, legal information, marketing information, advertising information, pricing information, credit information, design information, payroll information, staffing information, personnel information, employee lists, supplier lists, vendor lists, developments, reports, internal controls, security procedures, graphics, drawings, sketches, market studies, sales information, revenue, costs, formulae, notes, communications, algorithms, product plans, designs, styles, models, ideas, audiovisual programs, inventions, unpublished patent applications, original works of authorship, discoveries, experimental processes, experimental results, specifications, customer information, customer lists, client information, client lists, manufacturing information, factory lists, distributor lists, and buyer lists of the Company or any existing or prospective customer, supplier, investor or other associated third party, or of any other person or entity that has entrusted information to the Company in confidence.

(ii) The Executive understands that the above list is not exhaustive, and that Confidential Information also includes other information that is marked or otherwise identified as confidential or proprietary, or that would otherwise appear to a reasonable person to be confidential or proprietary in the context and circumstances in which the information is known or used.

(iii) The Executive understands and agrees that Confidential Information includes information developed by Executive in the course of employment by the Company as if the Company furnished the same Confidential Information to the Executive in the first instance. Confidential Information shall not include information that is generally available to and known by the public at the time of disclosure to the Executive; provided that, such disclosure is through no direct or indirect fault of the Executive or person(s) acting on the Executive’s behalf.

(b) Company Creation and Use of Confidential Information. The Executive understands and acknowledges that the Company has invested, and continues to invest, substantial time, money, and specialized knowledge into developing its resources, creating a customer base, generating customer and potential customer lists, training its employees, and improving its offerings relating to its artificial intelligence business and such other businesses as the Company may engage in during the Employment Term. The Executive understands and acknowledges that as a result of these efforts, the Company has created, and continues to use and create Confidential Information. This Confidential Information provides the Company with a competitive advantage over others in the marketplace.

(c) Disclosure and Use Restrictions. The Executive agrees and covenants: (i) to treat all Confidential Information as strictly confidential; (ii) not to directly or indirectly disclose, publish, communicate, or make available Confidential Information, or allow it to be disclosed, published, communicated, or made available, in whole or part, to any entity or person whatsoever (including other employees of the Company) not having a need to know and authority to know and use the Confidential Information in connection with the business of the Company and, in any event, not to anyone outside of the direct employ of the Company except as required in the performance of the Executive’s authorized employment duties to the Company or with the prior consent of such officer or director as may be designated by the Board acting on behalf of the Company in each instance (and then, such disclosure shall be made only within the limits and to the extent of such duties or consent); and (iii) not to access or use any Confidential Information, and not to copy any documents, records, files, media, or other resources containing any Confidential Information, or remove any such documents, records, files, media, or other resources from the premises or control of the Company, except as required in the performance of the Executive’s authorized employment duties to the Company or with the prior consent of such officer or director as may be designated by the Board acting on behalf of the Company in each instance (and then, such disclosure shall be made only within the limits and to the extent of such duties or consent).

(d) Permitted disclosures. Nothing herein shall be construed to prevent disclosure of Confidential Information as may be required by applicable law or regulation, or pursuant to the valid order of a court of competent jurisdiction or an authorized government agency, provided that the disclosure does not exceed the extent of disclosure required by such law, regulation, or order. The Executive shall promptly provide written notice of any such order to such officer or director of the Company as may be designated by the Board.

(e) Permitted Communications. Nothing herein prohibits or restricts the Executive (or the Executive’s attorney) from initiating communications directly with, responding to an inquiry from, or providing testimony before the Securities and Exchange Commission (SEC), the Financial Industry Regulatory Authority (FINRA), any other self-regulatory organization, or any other federal or state regulatory authority regarding a possible securities law violation.

(f) Notice of Immunity Under the Economic Espionage Act of 1996, as amended by the Defend Trade Secrets Act of 2016 (“DTSA”). Notwithstanding any other provision of this Agreement:

(i) The Executive will not be held criminally or civilly liable under any federal or state trade secret law for any disclosure of a trade secret that:

(A) is made (1) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney; and (2) solely for the purpose of reporting or investigating a suspected violation of law; or

(B) is made in a complaint or other document filed under seal in a lawsuit or other proceeding.

(ii) If the Executive files a lawsuit for retaliation by the Company for reporting a suspected violation of law, the Executive may disclose the Company’s trade secrets to the Executive’s attorney and use the trade secret information in the court proceeding if the Executive:

(A) files any document containing trade secrets under seal; and

(B) does not disclose trade secrets, except pursuant to court order.

The Executive understands and acknowledges that the Executive’s obligations under this Agreement with regard to any particular Confidential Information shall commence immediately upon the Executive first having access to such Confidential Information (whether before or after the Executive begins employment by the Company) and shall continue during and after the Executive’s employment by the Company until such time as such Confidential Information has become public knowledge other than as a result of the Executive’s breach of this Agreement or breach by those acting in concert with the Executive or on the Executive’s behalf.

8. Restrictive Covenants.

8.1 Acknowledgement.

(a) The Executive acknowledges and agrees that, as a result of the nature of the Company’s business and the nature of the Executive’s position with the Company, the Executive has been or will come into contact with, and will have access to, Confidential Information belonging to the Company. The Executive acknowledges that the aforementioned Confidential Information is unique and not generally known to the public with respect to the Company and has been developed, acquired, and compiled by the Company at its great effort and expense.

(b) The Executive further acknowledges and agrees that any disclosure or use of the Company’s Confidential Information by the Executive, other than in connection with the Company’s business or as specifically authorized by the Company, will be or may become highly detrimental to the business of the Company, and serious loss of business and damage to the Company will or may result.

(c) Accordingly, the Executive agrees to hold all Confidential Information in the strictest confidence and agrees to safeguard and not use, disclose, divulge or reveal the Company’s Confidential Information to any person, either during the Executive’s employment or at any time after the termination of the Executive’s employment with the Company, without specific prior written authorization from an officer or director of the Company as may be designated by the Board.

8.2 Non-Competition.

(a) Because of the Company’s legitimate business interest as described herein and the good and valuable consideration offered to the Executive, during the Employment Term and for the one (1) year, beginning on the last day of the Executive’s employment with the Company, except in the instance where Executive is terminated by the Company without Cause or the Executive terminates for a Good Reason, the Executive agrees and covenants not to engage in Prohibited Activity.

(b) For purposes of this Section, “Prohibited Activity” is activity in which the Executive contributes the Executive’s knowledge, directly or indirectly, in whole or in part, as an employee, employer, owner, operator, manager, advisor, consultant, agent, employee, partner, director, stockholder, officer, volunteer, intern, or any other similar capacity to an entity engaged in its artificial intelligence business and such other businesses as the Company may be engaged in during the Employment Term within 20 miles of the Company’s main office. Prohibited Activity also includes activity that may require or inevitably requires disclosure of trade secrets, proprietary information, or Confidential Information.

(c) Nothing herein shall prohibit the Executive from purchasing or owning less than five percent (5%) of the publicly traded securities of any corporation, provided that such ownership represents a passive investment and that the Executive is not a controlling person of, or a member of a group that controls, such corporation.

(d) This Section does not, in any way, restrict or impede the Executive from exercising protected rights to the extent that such rights cannot be waived by agreement or from complying with any applicable law or regulation or a valid order of a court of competent jurisdiction or an authorized government agency, provided that such compliance does not exceed that required by the law, regulation, or order.

8.3 Non-Solicitation of Employees. The Executive agrees and covenants not to directly or indirectly solicit, hire, recruit, attempt to hire or recruit, or induce the termination of employment of any employee of the Company, or attempt to do so during one (1) year, beginning on the last day of the Executive’s employment with the Company.

8.4 Non-Solicitation of Customers. The Executive understands and acknowledges that because of the Executive’s experience with and relationship to the Company, the Executive will have access to and learn about much or all of the Company’s customer information. “Customer Information” includes, but is not limited to, names, phone numbers, addresses, email addresses, order history, order preferences, chain of command, decision makers, pricing information, and other information identifying facts and circumstances specific to the customer and relevant to sales or services. The Executive understands and acknowledges that loss of this customer relationship and/or goodwill will cause significant and irreparable harm to the Company. The Executive agrees and covenants that for a period of one (1) year beginning on the last day of the Executive’s employment with the Company, not to use the Company’s Confidential Information for purposes of offering or goods or services similar to or competitive with those offered by the Company.

This restriction shall only apply to:

(a) Customers or prospective customers the Executive contacted in any way during the twelve (12) months prior to termination;

(b) Customers about whom the Executive has trade secret or confidential information; and

(c) Customers about whom the Executive has information that is not available publicly.

9. Remedies. In the event of a breach or threatened breach by the Executive of Section 7, Section 8 or Section 9 of this Agreement, the Executive hereby consents and agrees that the Company shall be entitled to seek, in addition to other available remedies, a temporary or permanent injunction or other equitable relief against such breach or threatened breach from any court of competent jurisdiction, and that money damages would not afford an adequate remedy, without the necessity of showing any actual damages, and without the necessity of posting any bond or other security. The aforementioned equitable relief shall be in addition to, not in lieu of, legal remedies, monetary damages, or other available forms of relief.

10. Proprietary Rights.

10.1 Work Product. At all times while Executive is employed by the Company, the Executive is free to use Work Product and Intellectual Property which is not gained as result of a breach of this Agreement. “Work Product” and “Intellectual Property” that is developed by Executive through Executive’s own skill, knowledge, know-how and experience without the assistance or use of Company assets, that does not relate to the Executive’s work for the Company may, however, be owned and used by the Executive to whatever extent and in whichever way Executive chooses both during and after the Employment Term. Except as set forth in this paragraph “Work Product” and “Intellectual Property” shall belong to the Company. The term “Work Product” shall mean all writings, works of authorship, technology, inventions, discoveries, processes, techniques, methods, ideas, concepts, research, proposals, materials, and all other work product of any nature whatsoever, that are created, prepared, produced, authored, edited, amended, conceived, or reduced to practice by the Executive individually or jointly with others during the Employment Term that relate to the business or contemplated business, products, activities, research, or development of the Company. “Work Product” does not include any of the foregoing that are (a) trade secrets, inventions, products, ideas, processes, formulas, know-how, improvements, discoveries, developments, designs and techniques; and (b) information regarding plans for research, development, new products, marketing and selling, business plans, budgets and unpublished financial statements, licenses, prices and costs, suppliers, distributors and customers; and (c) information regarding the skills and compensation of other employees of the Company. The term “Intellectual Property Rights” shall mean any and all rights in and to the Company’s US and foreign (a) patents, patent disclosures and inventions (whether patentable or not), (b) trademarks, service marks, trade dress, trade names, logos, corporate names, and domain names, and other similar designations of source or origin, together with the goodwill symbolized by any of the foregoing, (c) copyrights and copyrightable works (including computer programs), and rights in data and databases, (d) trade secrets, know-how, and other confidential information, and (e) all other intellectual property rights, in each case whether registered or unregistered and including all registrations and applications for, and renewals and extensions of, such rights, all improvements thereto and all similar or equivalent rights or forms of protection in any part of the world.

10.2 Work Made for Hire. Except as otherwise excluded by this paragraph, the Executive acknowledges that, by reason of being employed by the Company at the relevant times, to the extent permitted by law, all of the Work Product consisting of copyrightable subject matter is “work made for hire” as defined in 17 U.S.C. § 101 and such copyrights are therefore owned by the Company. To the extent that the foregoing does not apply, the Executive hereby irrevocably assigns to the Company, for no additional consideration, the Executive’s entire right, title, and interest in and to all Work Product and Intellectual Property Rights therein, including the right to sue, counterclaim, and recover for all past, present, and future infringement, misappropriation, or dilution thereof, and all rights corresponding thereto throughout the world. Nothing contained in this Agreement shall be construed to reduce or limit the Company’s rights, title, or interest in any Work Product or Intellectual Property Rights so as to be less in any respect than that the Company would have had in the absence of this Agreement.

10.3 Further Assurances; Power of Attorney. During and after the Employment Term, the Executive agrees to reasonably cooperate with the Company to (a) apply for, obtain, perfect, and transfer to the Company the Work Product as well as any and all Intellectual Property Rights in the Work Product in any jurisdiction in the world; and (b) maintain, protect and enforce the same, including, without limitation, giving testimony and executing and delivering to the Company any and all applications, oaths, declarations, affidavits, waivers, assignments, and other documents and instruments as shall be requested by the Company. The Executive hereby irrevocably grants the Company power of attorney to execute and deliver any such documents on the Executive’s behalf in the Executive’s name and to do all other lawfully permitted acts to transfer the Work Product to the Company and further the transfer, prosecution, issuance, and maintenance of all Intellectual Property Rights therein, to the full extent permitted by law, if the Executive does not promptly cooperate with the Company’s request (without limiting the rights the Company shall have in such circumstances by operation of law). The power of attorney is coupled with an interest and shall not be affected by the Executive’s subsequent incapacity.

10.4 No License. The Executive understands that this Agreement does not, and shall not be construed to grant the Executive any license or right of any nature with respect to any Work Product or Intellectual Property Rights or any Confidential Information, materials, software, or other tools made available to the Executive by the Company.

11. Security.

11.1 Security and Access. The Executive agrees and covenants (a) to comply with all Company security policies and procedures as in force from time to time, including without limitation those regarding computer equipment, telephone systems, voicemail systems, facilities access, monitoring, key cards, access codes, Company intranet, internet, social media and instant messaging systems, computer systems, email systems, computer networks, document storage systems, software, data security, encryption, firewalls, passwords and any and all other Company facilities, IT resources and communication technologies (“Facilities and Information Technology Resources”); (b) not to access or use any Facilities and Information Technology Resources except as authorized by the Company; and (iii) not to access or use any Facilities and Information Technology Resources in any manner after the termination of the Executive’s employment by the Company, whether termination is voluntary or involuntary. The Executive agrees to notify the Company promptly in the event the Executive learns of any violation of the foregoing by others, or of any other misappropriation or unauthorized access, use, reproduction, or reverse engineering of, or tampering with any Facilities and Information Technology Resources or other Company property or materials by others.

11.2 Exit Obligations. Upon (a) voluntary or involuntary termination of the Executive’s employment or (b) the Company’s request at any time during the Executive’s employment, the Executive shall (i) provide or return to the Company any and all Company property, including keys, key cards, access cards, identification cards, security devices, employer credit cards, network access devices, computers, cell phones, smartphones, PDAs, pagers, fax machines, equipment, speakers, webcams, manuals, reports, files, books, compilations, work product, email messages, recordings, tapes, disks, thumb drives or other removable information storage devices, hard drives, negatives, and data and all Company documents and materials belonging to the Company and stored in any fashion, including but not limited to those that constitute or contain any Confidential Information or Work Product, that are in the possession or control of the Executive, whether they were provided to the Executive by the Company or any of its business associates or created by the Executive in connection with the Executive’s employment by the Company; and (ii) delete or destroy all copies of any such documents and materials not returned to the Company that remain in the Executive’s possession or control, including those stored on any non-Company devices, networks, storage locations, and media in the Executive’s possession or control.

12. Publicity. The Executive hereby irrevocably consents to any and all uses and displays, by the Company and its agents, representatives and licensees, of the Executive’s name, voice, likeness, image, appearance, and biographical information in, on or in connection with any pictures, photographs, audio and video recordings, digital images, websites, television programs and advertising, other advertising and publicity, sales and marketing brochures, books, magazines, other publications, CDs, DVDs, tapes, and all other printed and electronic forms and media throughout the world, at any time during or after the Employment Term, for all legitimate commercial and business purposes of the Company (“Permitted Uses”) without further consent from or royalty, payment, or other compensation to the Executive. The Executive hereby forever waives and releases the Company and its directors, officers, employees, and agents from any and all claims, actions, damages, losses, costs, expenses, and liability of any kind, arising under any legal or equitable theory whatsoever at any time during or after the Employment Term, arising directly or indirectly from the Company and its agents’, representatives’, and licensees’ exercise of their rights in connection with any Permitted Uses.

13. Governing Law; Jurisdiction and Venue. This Agreement, for all purposes, shall be construed in accordance with the laws of Florida without regard to conflicts of law principles. Any action or proceeding by either of the parties to enforce this Agreement shall be brought only in a state or federal court located in the state of Broward, County. The parties hereby irrevocably submit to the exclusive jurisdiction of such courts and waive the defense of inconvenient forum to the maintenance of any such action or proceeding in such venue.

14. Entire Agreement. Unless specifically provided herein, this Agreement contains all of the understandings and representations between the Executive and the Company pertaining to the subject matter hereof and supersedes all prior and contemporaneous understandings, agreements, representations, and warranties, both written and oral, with respect to such subject matter. The parties mutually agree that the Agreement can be specifically enforced in court and can be cited as evidence in legal proceedings alleging breach of the Agreement. In the event of a conflict between the terms of this Agreement and the terms of any other agreement to which the Executive and the Company are a party, the terms of this Agreement shall control and supersede the conflicting terms of the other agreement.

15. Modification and Waiver. No provision of this Agreement may be amended or modified unless such amendment or modification is agreed to in writing and signed by the Executive and such officer or director of the Company as may be designated by the Board. No waiver by either of the parties of any breach by the other party hereto of any condition or provision of this Agreement to be performed by the other party hereto shall be deemed a waiver of any similar or dissimilar provision or condition at the same or any prior or subsequent time, nor shall the failure of or delay by either of the parties in exercising any right, power, or privilege hereunder operate as a waiver thereof to preclude any other or further exercise thereof or the exercise of any other such right, power, or privilege.

16. Severability. Should any provision of this Agreement be held by a court of competent jurisdiction to be enforceable only if modified, or if any portion of this Agreement shall be held as unenforceable and thus stricken, such holding shall not affect the validity of the remainder of this Agreement, the balance of which shall continue to be binding upon the parties with any such modification to become a part hereof and treated as though originally set forth in this Agreement. The parties further agree that any such court is expressly authorized to modify any such unenforceable provision of this Agreement in lieu of severing such unenforceable provision from this Agreement in its entirety, whether by rewriting the offending provision, deleting any or all of the offending provision, adding additional language to this Agreement, or by making such other modifications as it deems warranted to carry out the intent and agreement of the parties as embodied herein to the maximum extent permitted by law. The parties expressly agree that this Agreement as so modified by the court shall be binding upon and enforceable against each of them. In any event, should one or more of the provisions of this Agreement be held to be invalid, illegal, or unenforceable in any respect, such invalidity, illegality, or unenforceability shall not affect any other provisions hereof, and if such provision or provisions are not modified as provided above, this Agreement shall be construed as if such invalid, illegal, or unenforceable provisions had not been set forth herein.

17. Captions. Captions and headings of the sections and paragraphs of this Agreement are intended solely for convenience and no provision of this Agreement is to be construed by reference to the caption or heading of any section or paragraph.

18. Counterparts. This Agreement may be executed in separate counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument.

19. Tolling. Should the Executive violate any of the terms of the restrictive covenant obligations articulated herein, the obligation at issue will run from the first date on which the Executive ceases to be in violation of such obligation.

20. Section 409A.

20.1 General Compliance. This Agreement is intended to comply with Section 409A or an exemption thereunder and shall be construed and administered in accordance with Section 409A. Notwithstanding any other provision of this Agreement, payments provided under this Agreement may only be made upon an event and in a manner that complies with Section 409A or an applicable exemption. Any payments under this Agreement that may be excluded from Section 409A either as separation pay due to an involuntary separation from service or as a short-term deferral shall be excluded from Section 409A to the maximum extent possible. For purposes of Section 409A, each installment payment provided under this Agreement shall be treated as a separate payment. Any payments to be made under this Agreement upon a termination of employment shall only be made upon a “separation from service” under Section 409A. In the event that the Executive is liable for all or any portion of any taxes, penalties, interest, or other expenses that may be incurred by the Executive on account of non-compliance with Section 409A, the Company shall reimburse the Executive for all such expenses within 10 days of receiving a request for such reimbursement from the Executive accompanied by supporting documentation evidencing the amount of such expenses.

20.2 Specified Employees. Notwithstanding any other provision of this Agreement to the contrary, if any payment or benefit to be provided to the Executive in connection with the Executive’s termination of employment is determined to constitute “nonqualified deferred compensation” within the meaning of Section 409A and the Executive is determined to be a “specified employee” as defined in Section 409A(a)(2)(b)(i), then such payment or benefit shall not be paid until the first business day following the six-month anniversary of the Termination Date or, if earlier, on the Executive’s death (the “Specified Employee Payment Date”). The aggregate of any payments that would otherwise have been paid to the Executive before the Specified Employee Payment Date and interest on such amounts for the period commencing on the Termination Date and ending on the Specified Employee Payment Date calculated based on the applicable federal rate published by the Internal Revenue Service for the month in which the Executive’s separation from service occurs (the aggregate of all such payments and interest thereon, the “Deferred Payment”) shall be paid to the Executive in a lump sum on the Specified Employee Payment Date.

20.3 Rabbi Trust.

(a) Creation of Rabbi Trust. Immediately upon the earliest to occur of: (a) the date that the Executive’s employment hereunder is terminated by the Executive for Good Reason, by the Company on account of its election to not renew the Agreement in accordance with 11 hereof, or by the Company without Cause; (b) the date that the Company enters into an agreement or series of agreements that results in, or may in the future result in, a Change in Control; or (c) the date that a Change in Control occurs, the Company will establish a “rabbi trust” (the “Rabbi Trust”) for the sole benefit of the Executive to secure the payment of the Deferred Payments. The trustee of the Rabbi Trust (the “Trustee”) will be a bank or trust company chosen by the Executive in his sole and absolute discretion. Immediately upon the occurrence of any of the events described in Section 20.3(a) or (c) hereof, the Company will deposit in the Rabbi Trust the maximum amount of cash necessary to complete the Deferred Payment on the Specified Employee Payment Date. On the Specified Employee Payment Date, the Trustee will pay the Deferred Payment to the Executive from the cash held by Rabbi Trust. The Company will remain liable to pay all or any portion of the Deferred Payment that for any reason is not paid to the Executive from the Rabbi Trust. The Company will be solely responsible for all costs and expenses associated with creating, maintaining, and, after the Deferred Payment has been paid in full to the Executive, terminating the Rabbi Trust.

(b) IRS Compliance. Notwithstanding anything herein to the contrary, the Rabbi Trust shall be established, and the trust agreement governing the Rabbi Trust shall be drafted, substantially in the form of the model trust set forth in Internal Revenue Service Revenue Procedure 92-64, as the same may be amended, restated, or superseded from time to time. Notwithstanding any other provision of this Agreement or of the trust agreement establishing the Rabbi Trust, all assets held in the Rabbi Trust shall at all times remain subject to the claims of the Company’s general creditors in the event of the Company’s “insolvency” (as defined in the trust agreement establishing the Rabbi Trust), and neither the Executive nor his beneficiaries shall have any preferred claim on, or any beneficial ownership interest in, any assets of the Rabbi Trust prior to the time such assets are paid to the Executive in accordance with the terms of the Rabbi Trust. The parties shall ensure that the Rabbi Trust shall provide that, upon the Company becoming insolvent, the Company shall give the Trustee prompt written notice of that fact, and the Trustee shall thereafter suspend all payments to the Executive from the Rabbi Trust and shall hold the assets of the Rabbi Trust for the benefit of the Company’s general creditors until such time as a court of competent jurisdiction directs otherwise or the Trustee is satisfied that the Company is no longer insolvent.

20.4 Reimbursements. To the extent required by Section 409A, each reimbursement or in-kind benefit provided under this Agreement shall be provided in accordance with the following:

(a) the amount of expenses eligible for reimbursement, or in-kind benefits provided, during each calendar year cannot affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other calendar year;

(b) any reimbursement of an eligible expense shall be paid to the Executive on or before the last day of the calendar year following the calendar year in which the expense was incurred; and

(c) any right to reimbursements or in-kind benefits under this Agreement shall not be subject to liquidation or exchange for another benefit.

20.5 Tax Gross-Ups. Unless otherwise provided in this Agreement, any tax gross-up payments provided under this Agreement shall be paid to the Executive on or before December 31 of the calendar year immediately following the calendar year in which the Executive remits the related taxes.

21. Notification to Subsequent Employer. When the Executive’s employment with the Company terminates, the Executive agrees to notify any subsequent employer of the restrictive covenants sections contained in this Agreement. The Executive will also deliver a copy of such notice to the Company before the Executive commences employment with any subsequent employer. In addition, the Executive authorizes the Company to provide a copy of the restrictive covenants sections of this Agreement to third parties, including but not limited to, the Executive’s subsequent, anticipated, or possible future employer.

22. Successors and Assigns. This Agreement is personal to the Executive and shall not be assigned by the Executive. Any purported assignment by the Executive shall be null and void from the initial date of the purported assignment. The Company may assign this Agreement to any successor to or assignee of (whether direct or indirect, by purchase, merger, consolidation, or otherwise) all or substantially all of the business or assets of the Company. This Agreement shall inure to the benefit of the Company and its permitted successors and assigns.

23. Notice. Notices and all other communications provided for in this Agreement shall be in writing and shall be delivered personally or sent by registered or certified mail, return receipt requested, or by overnight carrier to the parties at the addresses set forth below (or such other addresses as specified by the parties by like notice):

If to the Company:	Algorhythm Holdings, Inc.
800 Corporate Drive, Suite 216
Fort Lauderdale, FL 33334

If to the Executive:	To that address set forth on the Company’s books and records as updated by the Executive from time to time

24. Representations of the Executive. The Executive represents and warrants to the Company that:

(a) The Executive’s acceptance of employment with the Company and the performance of duties hereunder will not conflict with or result in a violation of, a breach of, or a default under any contract, agreement, or understanding to which the Executive is a party or is otherwise bound.

(b) The Executive’s acceptance of employment with the Company and the performance of duties hereunder will not violate any non-solicitation, non-competition, or other similar covenant or agreement of a prior employer.

25. Withholding. Unless otherwise provided in this Agreement, the Company shall have the right to withhold from any amount payable hereunder any Federal, state, and local taxes in order for the Company to satisfy any withholding tax obligation it may have under any applicable law or regulation.

26. Survival. Upon the expiration or other termination of this Agreement, the respective rights and obligations of the parties hereto shall survive such expiration or other termination to the extent necessary to carry out the intentions of the parties under this Agreement.

27. Acknowledgement of Full Understanding. THE EXECUTIVE ACKNOWLEDGES AND AGREES THAT THE EXECUTIVE HAS FULLY READ, UNDERSTANDS AND VOLUNTARILY ENTERS INTO THIS AGREEMENT. THE EXECUTIVE ACKNOWLEDGES AND AGREES THAT THE EXECUTIVE HAS HAD AN OPPORTUNITY TO ASK QUESTIONS AND CONSULT WITH AN ATTORNEY OF THE EXECUTIVE’S CHOICE BEFORE SIGNING THIS AGREEMENT.

[signature page follows]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

ALGORHYTHM HOLDINGS, INC.

By:	/s/ Harvey Judkowitz
Harvey Judkowitz
Director

EXECUTIVE

/s/ Greg Smith
Greg Smith

Exhibit A

FORM OF Restricted Stock Award Agreement

This Restricted Stock Award Agreement (this “Agreement”) is made and entered into as of November 2, 2026 (the “Grant Date”) by and between Algorhythm Holdings, Inc., a Delaware corporation (the “Company”), and Greg Smith (the “Grantee”).

WHEREAS, the Committee has determined that it is in the best interests of the Company and its shareholders to grant the award of Restricted Stock provided for herein.

WHEREAS, the Company has adopted the 2022 Equity Incentive Plan (the “Plan”) pursuant to which awards of Restricted Stock may be granted; and

WHEREAS, the Company wishes to grant this award of Restricted Stock under the Plan.

NOW, THEREFORE, the parties hereto, intending to be legally bound, agree as follows:

Grant of Restricted Stock. Pursuant to the terms of the Plan, the Company hereby issues to the Grantee on the Grant Date a Restricted Stock Award consisting of, in the aggregate, 1,059,771 shares (the “Restricted Stock”) of common stock of the Company, par value $0.01 per share (the “Common Stock”), on the terms and conditions and subject to the restrictions set forth in this Agreement and the Plan. Capitalized terms that are used but not defined herein have the meanings ascribed to them in the Plan.

Consideration. The grant of the Restricted Stock is made pursuant to the terms of that certain Employment Agreement, dated November ___, 2026, by and between the Company and Grantee (the “Employment Agreement”).

1. Restricted Period; Vesting. Except as otherwise provided herein, provided that the Grantee remains in Continuous Service through the applicable vesting date, the shares of Restricted Stock will vest in full on the first anniversary of the Effective Date. The period over which the Restricted Stock vests is referred to as the “Restricted Period”.

2. Restrictions. Subject to any exceptions set forth in this Agreement or the Plan, during the Restricted Period, the unvested shares of Restricted Stock (the “Unvested Shares”) or the rights relating thereto may not be assigned, alienated, pledged, attached, sold or otherwise transferred or encumbered by the Grantee. Any attempt to assign, alienate, pledge, attach, sell or otherwise transfer or encumber the Unvested Shares or the rights relating thereto during the Restricted Period shall be wholly ineffective and void.

3. Rights as Shareholder; Dividends.

The Grantee shall be the record owner of the Restricted Stock until the shares of Common Stock are sold or otherwise disposed of, and shall be entitled to all of the rights of a shareholder of the Company including, without limitation, the right to vote such shares and receive all dividends or other distributions paid with respect to such shares.

The Company may issue stock certificates or evidence the Grantee’s interest by using a restricted book entry account with the Company’s transfer agent. Physical possession or custody of any stock certificates that are issued shall be retained by the Company until such time as shares of Restricted Stock vest (“Vested Shares”). Upon any Unvested Shares becoming Vested Shares, all restrictions shall be removed from the certificates representing such Unvested Shares and the Company shall deliver to the Grantee certificates representing such Vested Shares free and clear of all restrictions (except for any applicable securities law restrictions) within 10 business days following the date such Unvested Shares became Vested Shares.

4. No Right to Continued Service. Neither the Plan nor this Agreement shall confer upon the Grantee any right to be retained in any position, as an Employee, Consultant or Director of the Company. Further, nothing in the Plan or this Agreement shall be construed to limit the discretion of the Company to terminate the Grantee’s Continuous Service at any time, with or without Cause.

5. Tax Liability. The ultimate liability for all income taxes and other taxes (“Tax-Related Items”) is and remains the Grantee’s responsibility and the Company (a) makes no representation or undertakings regarding the treatment of any Tax-Related Items in connection with the grant or vesting of the Restricted Stock or the subsequent sale of any shares; and (b) does not commit to structure the Restricted Stock to reduce or eliminate the Grantee’s liability for Tax-Related Items.

6. Section 83(b) Election. The Grantee may make an election under Code Section 83(b) (a “Section 83(b) Election”) with respect to the Restricted Stock. Any such election must be made within thirty (30) days after the Grant Date. If the Grantee elects to make a Section 83(b) Election, the Grantee shall provide the Company with a copy of an executed version and satisfactory evidence of the filing of the executed Section 83(b) Election with the US Internal Revenue Service. The Grantee agrees to assume full responsibility for ensuring that the Section 83(b) Election is actually and timely filed with the US Internal Revenue Service and for all tax consequences resulting from the Section 83(b) Election.

7. Compliance with Law. The issuance and transfer of shares of Restricted Stock shall be subject to compliance by the Company and the Grantee with all applicable requirements of federal and state securities laws and with all applicable requirements of any stock exchange on which the Company’s shares of Common Stock may be listed. No shares of Restricted Stock shall be issued or transferred unless and until any then applicable requirements of state and federal laws and regulatory agencies have been fully complied with to the satisfaction of the Company and its counsel. The Grantee understands that, except as otherwise provided in the Employment Agreement, the Company is under no obligation to register the shares of Restricted Stock with the Securities and Exchange Commission, any state securities commission or any stock exchange to effect such compliance.

8. Legends. A legend may be placed on any certificate(s) or other document(s) delivered to the Grantee indicating restrictions on transferability of the shares of Restricted Stock pursuant to this Agreement or any other restrictions that the Committee may deem advisable under the rules, regulations and other requirements of the Securities and Exchange Commission, any applicable federal or state securities laws or any stock exchange on which the shares of Common Stock are then listed or quoted.

2

9. Notices. Any notice required to be delivered to the Company under this Agreement shall be in writing and addressed to the Secretary of the Company at the Company’s principal corporate offices. Any notice required to be delivered to the Grantee under this Agreement shall be in writing and addressed to the Grantee at the Grantee’s address as shown in the records of the Company. Either party may designate another address in writing (or by such other method approved by the Company) from time to time.

10. Governing Law. This Agreement will be construed and interpreted in accordance with the laws of the State of Florida without regard to conflict of law principles.

11. Interpretation. Any dispute regarding the interpretation of this Agreement shall be submitted by the Grantee or the Company to the Committee for review and resolution in its reasonable discretion. The resolution of such dispute by the Committee shall be final and binding on the Grantee and the Company.

12. Restricted Stock Subject to Plan. Notwithstanding the fact that the shares of Restricted Stock are being issued outside of the Plan, this Agreement shall be subject to the terms of the Plan as approved by the Company’s shareholders. The terms and provisions of the Plan as it may be amended from time to time are hereby incorporated herein by reference. In the event of a conflict between any term or provision contained herein and a term or provision of the Plan, the applicable terms and provisions of the Plan will govern and prevail. Notwithstanding the foregoing, in the event of a conflict between the terms of the Employment Agreement and the Restricted Stock Award or Plan, the terms of the Employment Agreement shall control and supersede the conflicting terms of the Restricted Stock Award and Plan.

13. Successors and Assigns. The Company may assign any of its rights under this Agreement. This Agreement will be binding upon and inure to the benefit of the successors and assigns of the Company. Subject to the restrictions on transfer set forth herein, this Agreement will be binding upon the Grantee and the Grantee’s beneficiaries, executors, administrators and the person(s) to whom the Restricted Stock may be transferred by will or the laws of descent or distribution.

14. Severability. The invalidity or unenforceability of any provision of the Plan or this Agreement shall not affect the validity or enforceability of any other provision of the Plan or this Agreement, and each provision of the Plan and this Agreement shall be severable and enforceable to the extent permitted by law.

15. Discretionary Nature of Plan. The Plan is discretionary and may be amended, cancelled or terminated by the Company at any time, in its discretion. The grant of the Restricted Stock in this Agreement does not create any contractual right or other right to receive any Restricted Stock or other Awards in the future. Future awards, if any, will be at the sole discretion of the Company. Any amendment, modification, or termination of the Plan shall not constitute a change or impairment of the terms and conditions of the Grantee’s employment with the Company.

16. No Impact on Other Benefits. The value of the Grantee’s Restricted Stock is not part of their normal or expected compensation for purposes of calculating any severance, retirement, welfare, insurance or similar employee benefit.

17. Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument. Counterpart signature pages to this Agreement transmitted by facsimile transmission, by electronic mail in portable document format (.pdf), or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, will have the same effect as physical delivery of the paper document bearing an original signature.

18. Acceptance. The Grantee hereby acknowledges receipt of a copy of the Plan and this Agreement. The Grantee has read and understands the terms and provisions thereof, and accepts the Restricted Stock subject to all of the terms and conditions of the Plan and this Agreement. The Grantee acknowledges that there may be adverse tax consequences upon the grant or vesting of the Restricted Stock or disposition of the underlying shares and that the Grantee has been advised to consult a tax advisor prior to such grant, vesting or disposition.

[signature page follows]

3

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

ALGORHYTHM HOLDINGS, INC.

By:
Harvey Judkowitz
Member of the Board of Directors
Algorhythm Holdings, Inc.

GREG SMITH

Greg Smith

4

SCHEDULE A

Intentionally Omitted